Exhibit 5.1

[ORACLE LETTERHEAD]

November 5, 2020

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Post Effective Amendment No. 1 to Registration Statements Nos. 333-131427, 333-171939, 333-193006 and 333-222139 on Form S-8 (the “Amended Registration Statement”) to be filed with the Securities and Exchange Commission on or about November 5, 2020, relating to the issuance of shares of the Common Stock of the Company, par value $0.01 (the “Carryover Shares”) that were previously available for issuance under the Company’s Amended and Restated 2000 Long-Term Equity Incentive Plan and may now become available for issuance under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Carryover Shares. It is my opinion that the Carryover Shares, when delivered pursuant to the terms of the 2020 Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Amended Registration Statement and further consent to all references to myself in the Amended Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Secretary